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                                                                                                                 EXHIBIT 99

                                                        SOLUTIA INC.

                                    COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

                                                    (DOLLARS IN MILLIONS)


                                                                                                                  SIX MONTHS
                                                                                                                    ENDED
                                                                                                                   JUNE 30,
                                                         1998        1999        2000        2001        2002        2003
                                                        -----       -----       -----       -----       -----       ------
Income (loss) from continuing operations,
  before income taxes and equity
  earnings (loss) from affiliates (1) ............      $ 352       $ 262       $  (5)      $(111)      $ (32)      $  (88)

Add:
    Fixed charges ................................         58          62          85          83          98           56
    Amortization of capitalized interest .........          7           7           7           7           7            3
    Dividends from affiliated companies ..........         37          60          45          30          25          --

Less:
    Interest capitalized .........................         (6)        (13)        (17)         (2)         (1)          (1)
                                                        -----       -----       -----       -----       -----       ------
        Income as adjusted .......................      $ 448       $ 378       $ 115       $   7       $  97       $  (30)
                                                        =====       =====       =====       =====       =====       ======

Fixed charges
    Interest expensed and capitalized ............         49          53          73          72          85           49
    Estimate of interest within rental
      expense ....................................          9           9          12          11          13            7
                                                        -----       -----       -----       -----       -----       ------
        Fixed charges ............................      $  58       $  62       $  85       $  83       $  98       $   56
                                                        =====       =====       =====       =====       =====       ======

Ratio of Earnings to Fixed Charges (2) ...........       7.72        6.10        1.35        0.08        0.99        (0.54)



(1) Includes restructuring and other items of $43 million for the six months ended June 30, 2003, $17 million for the year ended December 31, 2002, $86 million for the year ended December 31, 2001, $107 million for the year ended December 31, 2000 and $61 million for the year ended December 31, 1999.

(2) Earnings for the six months ended June 30, 2003, and the years ended December 31, 2002, and 2001, would have to be $86 million, $1 million and $76 million higher, respectively, in order to achieve a one-to-one ratio.
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